Exhibit 99.1

MURPHY OIL ANNOUNCES MANAGEMENT CHANGES

EL DORADO, Arkansas, November 15, 2006 – Murphy Oil Corporation (NYSE: MUR) announced today the following management changes effective January 1, 2007.

David Wood, currently in charge of international exploration and production operations, will become Executive Vice President with responsibility for worldwide exploration and production operations. Mr. Wood will report to Murphy President and CEO Claiborne P. Deming. Murphy’s exploration and production offices will be centralized in Houston, Texas, and the New Orleans office will be closed. John Higgins who has been in charge of exploration and production operations in the Gulf of Mexico will retire.

Harvey Doerr, currently in charge of Canadian operations, will become Executive Vice President with responsibility for worldwide refining and marketing operations and all strategic planning activities. Mr. Doerr will be based at the corporate headquarters in El Dorado, Arkansas and will report to Murphy President and CEO Claiborne P. Deming. Bill Stobaugh, Sr. Vice President – Planning, will report to Mr. Doerr. W. Mike Hulse, currently Executive Vice President – Downstream Operations, will retire from the Company.

Kevin G. Fitzgerald, currently Murphy’s Treasurer will become Senior Vice President and Chief Financial Officer with responsibility for all financial and accounting activities of Murphy. Mr. Fitzgerald will report to Murphy President and CEO Claiborne P. Deming.

John Eckart, currently Murphy’s Controller will become Vice President and Controller with responsibility for all accounting operations. He will report to Mr. Fitzgerald.

Mindy West, currently Murphy’s Director of Investor Relations will become Vice President and Treasurer with responsibility for all of Murphy’s treasury functions and investor relations. Ms. West will report to Mr. Fitzgerald.

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